EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMC, Inc.
Concord, California

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 of COMC, Inc. of our report dated March 19, 2004, except for the matters described in Note 1(b), as to which the date is February 4, 2005, relating to the consolidated financial statements as of December 31, 2003 and for the year then ended, which appears in this Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO Seidman, LLP

San Jose, California
June 17, 2005